Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2019 Results

DALLAS, Texas - (Business Wire) - August 7, 2019 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week second quarter 2019, which ended on June 30, 2019.

Fiesta President and Chief Executive Officer Richard Stockinger said, "Comparable restaurant sales for the second quarter mirrored the decline of the benchmark index in our Florida and Texas markets. Comparable restaurant transactions, however, exceeded the benchmark index in Florida due in part to the popularity of our everyday value platform 'Pollo Time'. Pollo Tropical comparable restaurant sales were negatively impacted by roughly 120 basis points due to cannibalization of existing restaurants by new restaurants in our core markets. In these markets, we have opened new restaurants in the proximity of existing units with high sales in order to improve the customer experience and increase overall sales.  In essence, sales have been transferred from one Pollo restaurant to another, causing comparable restaurant sales to decline, but as a company we increase our penetration and share. As a whole, we believe this is another sign that our actions to date are positively impacting our guest experience."

Mr. Stockinger continued, "We are positioning ourselves for sales growth at our existing restaurants through strategic initiatives related to menu innovation and simplification, everyday value platforms, the 'My Pollo' and 'My TC' loyalty and e-club programs, refined catering menus, and our DoorDash partnership. These initiatives are in turn supported by digital, social media, traditional TV, and local marketing which we are utilizing to accentuate our freshness attributes. Our intention for the balance of this year is to generate higher profitability and margins on a consolidated basis, excluding the recent lease accounting changes and non-cash write-off, as we leverage expected favorable commodity costs and prior-year investments. In addition, we are pleased to have reduced outstanding borrowings under our revolving credit facility by $21 million this quarter due primarily to a tax refund. As a result, our outstanding revolving credit facility balance as of June 30, 2019 was $17 million lower than at the end of 2018."

Mr. Stockinger concluded, “We determined that the sustained decline in our stock price was a triggering event requiring an interim impairment test of goodwill as of June 30, 2019. Based on this interim impairment test, we recorded a non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit. This impairment charge had an unfavorable impact on net income (loss) of $46.5 million or $1.73 per diluted share.”

The Company today announced an increase to its share repurchase program of an additional 500,000 shares of common stock. The Company previously announced plans on February 26, 2018 to repurchase up to 1,500,000 shares of common stock. The Company has purchased a total of 270,627 shares of common stock under its share repurchase program and, following the increase, 1,729,373 shares of common stock remain available for purchase by the Company.

Under the share repurchase program, shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, stock price, trading volume, general market and economic conditions, and other corporate considerations. The share repurchase program has no time limit and may be modified, suspended, superseded or terminated at any time by the board of directors.

Second Quarter 2019 Financial Summary

•	Total revenues decreased 3.1% to $171.4 million in the second quarter of 2019 from $176.8 million in the second quarter of 2018;

•	Comparable restaurant sales at Pollo Tropical decreased 1.3%;

•	Comparable restaurant sales at Taco Cabana decreased 3.0%;

•
Net loss of $43.4 million, or $1.62 per diluted share, in the second quarter of 2019, which includes the unfavorable impact of $46.5 million, or $1.73 per diluted share, related to a non-cash impairment of goodwill, compared to net income of $9.5 million, or $0.35 per diluted share, in the second quarter of 2018;

•
Adjusted net income (a non-GAAP financial measure) of $5.7 million, or $0.21 per diluted share, in the second quarter of 2019, which includes a $0.02 per diluted share negative impact from adoption of the new lease accounting standard, compared to adjusted net income of $6.8 million, or $0.25 per diluted share, in the second quarter of 2018 (see non-GAAP reconciliation table below);

•
Adjusted EBITDA for Pollo Tropical of $14.6 million in the second quarter of 2019 would have been $0.4 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $15.5 million in the second quarter of 2018;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) at Pollo Tropical of $21.4 million, or 23.1% of restaurant sales, in the second quarter of 2019 would have been $0.4 million, or 0.4% of restaurant sales, higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $22.3 million, or 23.3% of restaurant sales, in the second quarter of 2018 (see non-GAAP reconciliation table below);

•
Adjusted EBITDA for Taco Cabana of $4.1 million in the second quarter of 2019 would have been $0.5 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $4.6 million in the second quarter of 2018;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) at Taco Cabana of $9.5 million, or 12.1% of restaurant sales, in the second quarter of 2019 would have been $0.5 million, or 0.6% of restaurant sales, higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $10.7 million, or 13.2% of restaurant sales, in the second quarter of 2018 (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $18.8 million in the second quarter of 2019 would have been $0.8 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to Consolidated Adjusted EBITDA of $20.2 million in the second quarter of 2018 (see non-GAAP reconciliation table below).

Second Quarter 2019 Brand Results

Pollo Tropical restaurant sales decreased 2.9% to $92.6 million in the second quarter of 2019 compared to $95.4 million in the second quarter of 2018 due primarily to a comparable restaurant sales decrease of 1.3% and 10 fewer restaurants in 2019. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant sales by approximately 120 basis points. The decrease in comparable restaurant sales resulted from a 1.8% decrease in comparable restaurant transactions partially offset by a 0.5% increase in average check. The increase in average check was driven primarily by menu price increases of approximately 1.5%.

Pollo Tropical's second quarter 2019 comparable restaurant sales were the same as TDnK's Black Box Intelligence's fast-casual Florida benchmark for the markets in which we operate, while comparable restaurant transactions exceeded TDnK's Black Box Intelligence's fast-casual Florida benchmark for the markets in which we operate by 2.4%.

Adjusted EBITDA for Pollo Tropical decreased to $14.6 million in the second quarter of 2019 from $15.5 million in the second quarter of 2018. Absent the negative impact of the new lease accounting standard, Adjusted EBITDA in the second quarter of 2019 would have decreased by $0.5 million. The decrease was due primarily to a $0.4 million increase in rent as a result of adopting the new lease accounting standard, higher restaurant wages and related expenses as a percent of restaurant sales due to higher wage rates and overtime, higher delivery fees and other operating expenses and the impact of lower comparable restaurant sales, partially offset by lower cost of sales as a percentage of restaurant sales.

Taco Cabana restaurant sales decreased 3.3% to $78.1 million in the second quarter of 2019 from $80.8 million in the second quarter of 2018 due primarily to a comparable restaurant sales decrease of 3.0%. The decrease in comparable restaurant sales resulted from a 6.1% decrease in comparable restaurant transactions partially offset by a 3.1% increase in average check. The increase in average check was due primarily to menu price increases of 2.8% and the introduction of higher priced shareable items.

Taco Cabana's second quarter 2019 comparable restaurant sales were the 0.1% lower than TDnK's Black Box Intelligence's fast-casual Texas benchmark for the markets in which we operate, while comparable restaurant transactions were 0.6% lower than TDnK's Black Box Intelligence's fast-casual Texas benchmark for the markets in which we operate.

Adjusted EBITDA for Taco Cabana decreased to $4.1 million in the second quarter of 2019 from $4.6 million in the second quarter of 2018. Absent the negative impact of the new lease accounting standard, Adjusted EBITDA in the second quarter of 2019 would have decreased by $0.1 million. The decrease was primarily due to a $0.5 million increase in rent as a result of adopting the new lease standard, higher advertising expense and delivery fees and the impact of lower comparable restaurant sales, partially offset by lower restaurant wages and related expenses as a percentage of restaurant sales due to improved labor scheduling that was partially offset by higher wage rates and overtime.

Taco Cabana Goodwill Impairment

As of June 30, 2019, the sustained decrease in the market price of the Company's common stock was determined to be a triggering event requiring an interim impairment test of the Company's goodwill. Based on this interim impairment test, the Company recorded a non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit, which had an unfavorable impact on net income (loss) of $46.5 million or $1.73 per diluted share.

Lease Accounting Change

We adopted Financial Accounting Standard Board ("FASB") Accounting Standard Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), which requires lessee recognition of lease assets and lease liabilities on the balance sheet, as of the beginning of fiscal 2019. The new lease accounting standard, ASC 842, had a significant impact on our results of operations because we had $18.6 million in sale-leaseback gains from which we no longer receive a benefit to rent expense and we have a significant number of closed restaurants for which we had previous closed restaurant rent reserves and would not have recognized current period expense under the previous accounting standard.

As a result of adopting this standard, substantially all previously deferred gains on sale-leaseback transactions were recognized as an adjustment to retained earnings and we will no longer receive the benefit to rent expense from amortizing these gains resulting in higher rent expense being recognized each period over the life of the respective leases. Amortization of deferred gains from sale-leaseback transactions for the three months ended July 1, 2018 totaled approximately $0.4 million and $0.5 million for Pollo Tropical and Taco Cabana, respectively.

Additionally, prior to the adoption of ASC 842, we recorded closed restaurant reserves representing future minimum lease payments and ancillary costs from the date of the restaurant closure to the end of the remaining lease term, net of estimated sublease recoveries, when a restaurant closed, recorded expense related to the accretion of the reserve each period, and recorded subsequent changes in the assumptions related to the sublease income to expense in the period in which the assumptions changed. The subsequent closed restaurant rent payments were recorded as a reduction to the closed restaurant reserves, with no rent related expense being recorded in the period. As a result of adopting ASC 842, these closed restaurant rent reserves were recorded as a reduction to operating lease right-of-use assets, and rent expense (the straight-line amortization of the right-of-use assets and accretion of the lease liability) related to closed restaurants is now included within closed restaurant rent expense, net of sublease income in the condensed consolidated statement of operations each period. The comparative period information has not been restated and continues to be reported under the accounting standard in effect for that period. Closed restaurant rent expense, net of sublease income for the three months ended June 30, 2019 totaled $1.0 million and $0.3 million for Pollo Tropical and Taco Cabana, respectively.

Restaurant Portfolio

During the second quarter of 2019, Fiesta opened one Pollo Tropical in South Florida and one Taco Cabana restaurant in Texas. As of June 30, 2019, there were 140 Company-owned Pollo Tropical restaurants, 165 Company-owned Taco Cabana restaurants, 31 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guyana and Panama and eight franchised Taco Cabana restaurants in the U.S.

Capital Expenditures

Full year capital expenditures in 2019 include opening three new Company-owned Pollo Tropical restaurants in South Florida and three to four new Company-owned Taco Cabana restaurants in Texas. Total capital expenditures in 2019 are expected to be $45 million to $55 million including $12 million to $15 million to develop new Company-owned restaurants, $10 million to $12 million to implement information technology and other systems projects and $1 million in catering equipment. In addition, ongoing reinvestment in our Pollo Tropical and Taco Cabana Company-owned restaurants in 2019 is expected to include $16 million to $18 million for restaurant remodeling, equipment to support new menu platforms and other facility enhancements, and $9 million to $11 million for capital maintenance.

Investor Conference Call Today

Fiesta will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Wednesday, August 14, 2019, and can be accessed by dialing 412-317-6671. The passcode is 13692282. The conference call will also be webcast live from the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our investments in strategic initiatives, including those relating to advertising and marketing, our new loyalty programs, operations improvements, menu development and innovation and catering and third party delivery on future sales and earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and our quarterly reports on Form 10- Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND JULY 1, 2018
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Six Months Ended (a)
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Revenues:
Restaurant sales	$170,713	$176,152	$335,894	$344,985
Franchise royalty revenues and fees	668	675	1,339	1,326
Total revenues	171,381	176,827	337,233	346,311
Costs and expenses:
Cost of sales	53,758	56,689	104,268	110,254
Restaurant wages and related expenses (b)	45,766	47,677	90,802	94,160
Restaurant rent expense (c)	11,898	8,840	23,643	17,732
Other restaurant operating expenses (c)	22,513	24,654	44,276	48,104
Advertising expense	5,883	5,361	11,404	11,574
General and administrative expenses (b)(d)	13,496	12,820	28,567	27,739
Depreciation and amortization	9,807	9,170	19,355	18,169
Pre-opening costs	385	877	786	1,258
Impairment and other lease charges (e)	1,751	784	1,413	122
Goodwill impairment (f)	46,485	—	46,485	—
Closed restaurant rent, net of sublease income (g)	1,335	—	2,759	—
Other expense (income), net (h)	154	(3,545)	856	(3,179)
Total operating expenses	213,231	163,327	374,614	325,933
Income (loss) from operations	(41,850)	13,500	(37,381)	20,378
Interest expense	967	986	2,201	2,055
Income (loss) before income taxes	(42,817)	12,514	(39,582)	18,323
Provision for income taxes (i)	623	3,021	1,569	4,646
Net income (loss)	$(43,440)	$9,493	$(41,151)	$13,677
Earnings (loss) per common share:
Basic	$(1.62)	$0.35	$(1.53)	$0.50
Diluted	(1.62)	0.35	(1.53)	0.50
Weighted average common shares outstanding:
Basic	26,807,068	26,916,295	26,825,286	26,895,302
Diluted	26,807,068	26,919,914	26,825,286	26,901,829
(a) The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and six-month periods ended June 30, 2019 and July 1, 2018 each included 13 and 26 weeks, respectively.
(b) Restaurant wages and related expenses include stock-based compensation of $16 and $33 for the three months ended June 30, 2019 and July 1, 2018, respectively, and $43 and $50 for the six months ended June 30, 2019 and July 1, 2018, respectively. General and administrative expenses include stock-based compensation expense of $719 and $984 for the three months ended June 30, 2019 and July 1, 2018, respectively, and $1,484 and $1,856 for the six months ended June 30, 2019 and July 1, 2018, respectively.
(c) As a result of adopting Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), restaurant rent expense for the three and six months ended June 30, 2019 includes real estate taxes and common area maintenance costs. These costs are included in other restaurant operating expenses for the three and six months ended July 1, 2018. In addition, as a result of adopting ASC 842 in fiscal 2019, rent expense does not include the benefit of amortizing previously deferred sale leaseback gains, which increased rent expense by $0.8 million and $1.7 million for the three and six months ended June 30, 2019, respectively.
(d) See note (f) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e) See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f) See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(g) See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(h) See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(i) See note (a) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2019	December 30, 2018

Assets
Cash	$5,646	$5,258
Other current assets	25,891	39,141
Property and equipment, net	225,030	231,328
Operating lease right-of-use assets	261,395	—
Goodwill	76,999	123,484
Deferred income taxes	6,131	10,383
Other assets	8,617	9,065
Total assets	$609,709	$418,659

Liabilities and Stockholders' Equity
Current liabilities	$60,433	$46,561
Long-term debt, net of current portion	62,793	79,636
Deferred income sale-leaseback of real estate	—	19,899
Operating lease liabilities	265,816	—
Other non-current liabilities	8,430	32,504
Total liabilities	397,472	178,600
Stockholders' equity	212,237	240,059
Total liabilities and stockholders' equity	$609,709	$418,659

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Segment revenues:
Pollo Tropical	$93,058	$95,836	$184,539	$190,778
Taco Cabana	78,323	80,991	152,694	155,533
Total revenues	$171,381	$176,827	$337,233	$346,311

Change in comparable restaurant sales (a):
Pollo Tropical	(1.3)%	3.4%	(1.9)%	2.2%
Taco Cabana	(3.0)%	3.1%	(1.8)%	0.7%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$677	$669	$1,347	$1,342
New restaurants (c)	452	445	887	878
Total Company-owned (d)	662	645	1,316	1,292
Taco Cabana
Comparable restaurants (b)	$476	$487	$935	$941
New restaurants (c)	482	416	920	769
Total Company-owned (d)	476	481	933	929

Income (loss) before income taxes:
Pollo Tropical	$6,918	$10,797	$12,874	$18,925
Taco Cabana	(49,735)	1,717	(52,456)	(602)

Adjusted EBITDA (e):
Pollo Tropical	$14,646	$15,529	$28,963	$29,976
Taco Cabana	4,120	4,648	7,015	7,159

Restaurant-level Adjusted EBITDA (e)(f):
Pollo Tropical	$21,432	$22,261	$42,601	$43,845
Taco Cabana	9,479	10,702	18,943	19,365
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Adjusted EBITDA and Restaurant-level Adjusted EBITDA were negatively impacted by $0.4 million and $0.5 million for Pollo Tropical and Taco Cabana, respectively, in the second quarter of 2019, and by $0.7 million and $0.9 million for Pollo Tropical and Taco Cabana, respectively, in the six months ended June 30, 2019 related to adopting ASC 842, the new lease accounting standard.
(f) Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Company-owned restaurant openings:
Pollo Tropical	1	4	1	4
Taco Cabana	1	6	3	6
Total new restaurant openings	2	10	4	10

Company-owned restaurant closings:
Pollo Tropical	—	—	—	—
Taco Cabana	—	(2)	—	(2)
Net change in restaurants	2	8	4	8

Number of Company-owned restaurants:
Pollo Tropical	140	150	140	150
Taco Cabana	165	170	165	170
Total Company-owned restaurants	305	320	305	320

Number of franchised restaurants:
Pollo Tropical	31	30	31	30
Taco Cabana	8	8	8	8
Total franchised restaurants	39	38	39	38

Total number of restaurants:
Pollo Tropical	171	180	171	180
Taco Cabana	173	178	173	178
Total restaurants	344	358	344	358

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	June 30, 2019		July 1, 2018
Pollo Tropical:		(a)		(a)
Restaurant sales	$92,620		$95,377
Cost of sales	29,318	31.7%	31,482	33.0%
Restaurant wages and related expenses	21,290	23.0%	21,549	22.6%
Restaurant rent expense	5,495	5.9%	4,335	4.5%
Other restaurant operating expenses	11,900	12.8%	12,634	13.2%
Advertising expense	3,189	3.4%	3,130	3.3%
Depreciation and amortization	5,376	5.8%	5,363	5.6%
Pre-opening costs	153	0.2%	341	0.4%
Impairment and other lease charges	52	0.1%	685	0.7%
Closed restaurant rent expense, net of sublease income	1,039	1.1%	—	—%

Taco Cabana:
Restaurant sales	$78,093		$80,775
Cost of sales	24,440	31.3%	25,207	31.2%
Restaurant wages and related expenses	24,476	31.3%	26,128	32.3%
Restaurant rent expense	6,403	8.2%	4,505	5.6%
Other restaurant operating expenses	10,613	13.6%	12,020	14.9%
Advertising expense	2,694	3.4%	2,231	2.8%
Depreciation and amortization	4,431	5.7%	3,807	4.7%
Pre-opening costs	232	0.3%	536	0.7%
Impairment and other lease charges	1,699	2.2%	99	0.1%
Goodwill impairment	46,485	59.5%	—	—%
Closed restaurant rent expense, net of sublease income	296	0.4%	—	—%

	Six Months Ended
	June 30, 2019		July 1, 2018
Pollo Tropical:		(a)		(a)
Restaurant sales	$183,646		$189,855
Cost of sales	57,616	31.4%	62,497	32.9%
Restaurant wages and related expenses	42,443	23.1%	43,705	23.0%
Restaurant rent expense	10,916	5.9%	8,632	4.5%
Other restaurant operating expenses	23,858	13.0%	24,749	13.0%
Advertising expense	6,221	3.4%	6,446	3.4%
Depreciation and amortization	10,589	5.8%	10,679	5.6%
Pre-opening costs	239	0.1%	565	0.3%
Impairment and other lease charges	(327)	(0.2)%	144	0.1%
Closed restaurant rent expense, net of sublease income	2,183	1.2%	—	—%

Taco Cabana:
Restaurant sales	$152,248		$155,130
Cost of sales	46,652	30.6%	47,757	30.8%
Restaurant wages and related expenses	48,359	31.8%	50,455	32.5%
Restaurant rent expense	12,727	8.4%	9,100	5.9%
Other restaurant operating expenses	20,418	13.4%	23,355	15.1%
Advertising expense	5,183	3.4%	5,128	3.3%
Depreciation and amortization	8,766	5.8%	7,490	4.8%
Pre-opening costs	547	0.4%	693	0.4%
Impairment and other lease charges	1,740	1.1%	(22)	—%
Goodwill impairment	46,485	30.5%	—	—%
Closed restaurant rent expense, net of sublease income	576	0.4%	—	—%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
June 30, 2019:
Net loss			$(43,440)
Provision for income taxes			623
Income (loss) before taxes	$6,918	$(49,735)	$(42,817)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,376	4,431	9,807
Impairment and other lease charges	52	1,699	1,751
Goodwill impairment	—	46,485	46,485
Interest expense	480	487	967
Closed restaurant rent expense, net of sublease income	1,039	296	1,335
Other expense (income), net	148	6	154
Stock-based compensation expense in restaurant wages	4	12	16
Total non-general and administrative expense adjustments	7,099	53,416	60,515
General and administrative expense adjustments:
Stock-based compensation expense	351	368	719
Restructuring costs and retention bonuses	278	71	349
Total general and administrative expense adjustments	629	439	1,068
Adjusted EBITDA	$14,646	$4,120	$18,766
Restaurant-level adjustments:
Add: Pre-opening costs	153	232	385
Add: Other general and administrative expense(1)	7,071	5,357	12,428
Less: Franchise royalty revenue and fees	438	230	668
Restaurant-level Adjusted EBITDA	$21,432	$9,479	$30,911

July 1, 2018:
Net income			$9,493
Provision for income taxes			3,021
Income before taxes	$10,797	$1,717	$12,514
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,363	3,807	9,170
Impairment and other lease charges	685	99	784
Interest expense	491	495	986
Other expense (income), net	(1,894)	(1,651)	(3,545)
Stock-based compensation expense in restaurant wages	14	19	33
Total non-general and administrative expense adjustments	4,659	2,769	7,428
General and administrative expense adjustments:
Stock-based compensation expense	584	400	984
Board and shareholder matter costs	(328)	(269)	(597)
Restructuring costs and retention bonuses	(16)	31	15
Legal settlements and related costs	(167)	—	(167)
Total general and administrative expense adjustments	73	162	235
Adjusted EBITDA	$15,529	$4,648	$20,177
Restaurant-level adjustments:
Add: Pre-opening costs	341	536	877
Add: Other general and administrative expense(1)	6,850	5,734	12,584
Less: Franchise royalty revenue and fees	459	216	675
Restaurant-level Adjusted EBITDA	$22,261	$10,702	$32,963

Six Months Ended	Pollo Tropical	Taco Cabana	Consolidated
June 30, 2019:
Net loss			$(41,151)
Provision for income taxes			1,569
Income (loss) before taxes	$12,874	$(52,456)	$(39,582)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	10,589	8,766	19,355
Impairment and other lease charges	(327)	1,740	1,413
Goodwill impairment	—	46,485	46,485
Interest expense	1,136	1,065	2,201
Closed restaurant rent expense, net of sublease income	2,183	576	2,759
Other expense (income), net	744	112	856
Stock-based compensation expense in restaurant wages	9	34	43
Total non-general and administrative expense adjustments	14,334	58,778	73,112
General and administrative expense adjustments:
Stock-based compensation expense	928	556	1,484
Restructuring costs and retention bonuses	827	137	964
Total general and administrative expense adjustments	1,755	693	2,448
Adjusted EBITDA	$28,963	$7,015	$35,978
Restaurant-level adjustments:
Add: Pre-opening costs	239	547	786
Add: Other general and administrative expense(1)	14,292	11,827	26,119
Less: Franchise royalty revenue and fees	893	446	1,339
Restaurant-level Adjusted EBITDA	$42,601	$18,943	$61,544

July 1, 2018:
Net income			$13,677
Provision for income taxes			4,646
Income (loss) before taxes	$18,925	$(602)	$18,323
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	10,679	7,490	18,169
Impairment and other lease charges	144	(22)	122
Interest expense	1,019	1,036	2,055
Other expense (income), net	(1,548)	(1,631)	(3,179)
Stock-based compensation expense in restaurant wages	19	31	50
Total non-general and administrative expense adjustments	10,313	6,904	17,217
General and administrative expense adjustments:
Stock-based compensation expense	1,051	805	1,856
Board and shareholder matter costs	(328)	(269)	(597)
Restructuring costs and retention bonuses	182	321	503
Legal settlements and related costs	(167)	—	(167)
Total general and administrative expense adjustments	738	857	1,595
Adjusted EBITDA	$29,976	$7,159	$37,135
Restaurant-level adjustments:
Add: Pre-opening costs	565	693	1,258
Add: Other general and administrative expense(1)	14,227	11,916	26,143
Less: Franchise royalty revenue and fees	923	403	1,326
Restaurant-level Adjusted EBITDA	$43,845	$19,365	$63,210
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, terminated capital project costs, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	June 30, 2019				July 1, 2018
	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$(42,817)	$623	$(43,440)	$(1.62)	$12,514	$3,021	$9,493	$0.35
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (b)	1,751	436	1,315	0.05	784	193	591	0.02
Goodwill impairment (c)	46,485	—	46,485	1.73	—	—	—	—
Closed restaurant rent, net of sublease income (d)	1,335	333	1,002	0.04	—	—	—	—
Other expense (income), net (e)	154	38	116	—	(3,545)	(873)	(2,672)	(0.10)
Total non-general and administrative expense	49,725	807	48,918	1.82	(2,761)	(680)	(2,081)	(0.08)
General and administrative expense adjustments:
Board and shareholder matter costs (f)	—	—	—	—	(597)	(147)	(450)	(0.02)
Restructuring costs and retention bonuses (g)	349	87	262	0.01	15	4	11	—
Legal settlements and related costs (h)	—	—	—	—	(167)	(41)	(126)	—
Total general and administrative expense	349	87	262	0.01	(749)	(184)	(565)	(0.02)
Adjusted - Non-GAAP	$7,257	$1,517	$5,740	$0.21	$9,004	$2,157	$6,847	$0.25

	(Unaudited)
	Six Months Ended
	June 30, 2019				July 1, 2018
	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$(39,582)	$1,569	$(41,151)	$(1.53)	$18,323	$4,646	$13,677	$0.50
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (b)	1,413	352	1,061	0.04	122	30	92	—
Goodwill impairment (c)	46,485	—	46,485	1.73	—	—	—	—
Closed restaurant rent, net of sublease income (d)	2,759	687	2,072	0.08	—	—	—	—
Other expense (income), net (e)	856	213	643	0.02	(3,179)	(783)	(2,396)	(0.09)
Total non-general and administrative expense	51,513	1,252	50,261	1.87	(3,057)	(753)	(2,304)	(0.08)
General and administrative expense adjustments:
Board and shareholder matter costs (f)	—	—	—	—	(597)	(147)	(450)	(0.02)
Restructuring costs and retention bonuses (g)	964	240	724	0.03	503	124	379	0.01
Legal settlements and related costs (h)	—	—	—	—	(167)	(41)	(126)	—
Total general and administrative expense	964	240	724	0.03	(261)	(64)	(197)	(0.01)
Adjusted - Non-GAAP	$12,895	$3,061	$9,834	$0.37	$15,005	$3,829	$11,176	$0.41
(a) The provision for income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 24.9% and 24.6% for the periods ending June 30, 2019 and July 1, 2018, respectively. For fiscal years beginning January 1, 2018, our federal statutory tax rate is 21% as a result of the enactment of the Tax Cuts and Jobs Act (the "Act") in December 2017.
(b) Impairment and other lease charges for the three and six months ended June 30, 2019 primarily consist of impairment charges of $1.8 million and $2.2 million, respectively, and a lease charge recoveries benefit related to closed restaurant lease terminations of $(0.7) million for the six months ended June 30, 2019. The impairment charges primarily related to assets for three underperforming Taco Cabana restaurants that we continue to operate and equipment from previously impaired restaurants.
Impairment and other lease charges for the three months ended July 1, 2018 primarily include lease charges, net of recoveries, of $0.5 million related to certain previously closed restaurants due to adjustments to estimates of future lease costs and impairment charges of $0.3 million primarily related to previously closed restaurants as well as one underperforming Taco Cabana restaurant with a short remaining lease term. Impairment and other lease charges for the six months ended July 1, 2018 also include a net benefit of $(0.7) million in lease charge recoveries due primarily to a lease termination, a lease assignment, subleases and other adjustments to estimates of future lease costs in the first quarter of 2018.

(c) Goodwill impairment for the three and six months ended June 30, 2019 consists of a non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit.
(d) Closed restaurant rent, net of sublease income for the three and six months ended June 30, 2019 primarily consists of closed restaurant lease costs of $2.2 million and $4.4 million, respectively, partially offset by sublease income of $(0.9) million and $(1.6) million, respectively. As a result of adopting ASC 842, lease costs related to closed restaurants are recorded as closed restaurant rent. These costs were previously recorded as lease charges within impairment and other lease charges when a restaurant closed.
(e) Other expense (income), net for the three and six months ended June 30, 2019 primarily consists of costs for the removal, transfer and storage of equipment from closed restaurants of $0.2 million and $0.6 million, respectively. Other expense (income), net for the three and six months ended July 1, 2018 primarily includes $2.8 million in insurance recoveries related to Hurricanes Harvey and Irma and total gains of $1.1 million and $1.2 million, respectively, on the sales of restaurant properties, partially offset by the write-off of site development costs of $0.2 million and $0.3 million, respectively, and costs for the removal, transfer and storage of equipment from closed restaurants of $0.2 million and $0.5 million, respectively.
(f) Board and shareholder matter costs for the three and six months ended July 1, 2018 include fee reductions and final insurance recoveries related to 2017 shareholder activism costs.
(g) Restructuring costs and retention bonuses for the three and six months ended June 30, 2019 include severance costs related to eliminated positions. Restructuring costs and retention bonuses for the three and six months ended July 1, 2018, include severance related to the Strategic Renewal Plan and reduction in force and bonuses paid to certain employees for retention purposes.
(h) Legal settlements and related costs for the three and six months ended July 1, 2018 include reductions to final settlement amounts and benefits related to litigation matters.